Exhibit 99.2

Haymaker Acquisition Corp. Announces Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

New York, NY – November 3, 2017 – Haymaker Acquisition Corp. (the “Company”) (NASDAQ: HYACU) announced today the closing of the issuance of an additional 3,000,000 units pursuant to the exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $30,000,000 to the Company and bringing the total gross proceeds of the initial public offering to $330,000,000.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units (as well as the exercise of the over-allotment option), $330,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s acquisition and value creation strategy will be to identify, acquire and, after its initial business combination, build a company in the consumer or consumer-related products and services industries. The proceeds of the offering will be used to fund such business combination. The Company is led by Chief Executive Officer and Executive Chairman Steven J. Heyer and President Andrew R. Heyer.

Cantor Fitzgerald & Co. served as the sole book running manager.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Graubard Miller acted as counsel to the underwriters.

A registration statement relating to these units and the underlying securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 24, 2017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Christopher Bradley

(212) 616-9600

CBradley@mistralequity.com

Melissa Calandruccio

(646) 277-1273

Melissa.calandruccio@icrinc.com